Exhibit 99.1

NewsRelease

NYSE: WMB

Date: March 23, 2005

Williams Moves to Accelerate Production Development in Piceance Basin
Signs Agreement for Operation of 10 new rigs

     TULSA, Okla. — Williams (NYSE:WMB) announced today that it has entered into a contract with Helmerich & Payne (NYSE:HP) for the operation of 10 new FlexRig4® drilling rigs, each for a term of three years.

     This paves the way for Williams to increase the pace of developing its natural gas reserves in the Piceance Basin of western Colorado while utilizing a new rig design that adds efficiency and increased environmental sensitivity to its operations there.

     At year-end 2004, Williams’ ownership in the Piceance Basin accounted for 61 percent of the company’s 3 trillion cubic feet equivalent of total proved domestic reserves and more than half of its estimated 7 Tcfe of proved, probable and possible reserves.

     The company plans to accelerate its pace of development both through deployment of additional rigs and also as a result of the drilling and operational efficiencies the rigs are designed to deliver.

     Williams continues to expect it will drill approximately 300 wells in the Piceance Basin this year. The first appreciable increase in drilling activity from the new rigs is planned for 2006 when the company expects to drill up to 450 wells in the Piceance, increased from its previous plan for approximately 325 wells there.

     In 2007, Williams now plans to drill up to 500 wells in the Piceance, increased from its previous plan for an estimated 350 wells there.

     The company today announced it is increasing its planned capital spending in Exploration & Production by approximately $430 million over the three years from 2005 to 2007, with $400 million of the increase divided equally between 2006 and 2007. Williams plans to fund the accelerated drilling program with currently available excess cash balances and future free cash flows.

     About three-quarters of the additional capital is planned for drilling. The remainder is targeted for expanding gathering and processing facilities to handle increases in the company’s Piceance Basin production.

     As a result of the accelerated development plans, Williams today increased its guidance for projected segment profit from its exploration and production business by $30 million in 2006 and $50 million in 2007 .

     “Additional drilling helps drive Williams’ success,” said Steve Malcolm, chairman, president and chief executive officer. “We’re capitalizing on an attractive, in-house opportunity to create value for our shareholders from our large inventory of low-risk reserves that consistently deliver attractive returns.”

     Further details on planned capital spending and the company’s updated projections for segment profit and production from this business segment are at the conclusion of this news release.

     The vast majority of additional wells are planned in established areas of the Piceance Valley vs. step-out opportunities that Williams is developing in the basin.

     Williams expects to begin deploying the new rigs on pace with the contracted delivery schedule — one per month, beginning in November this year.

     Williams currently has 13 rigs operating in the Piceance Basin through other vendors. As the new rigs from Helmerich & Payne are added, Williams is expecting to run an average of approximately 20 rigs in the Piceance Basin in 2006 and an average of approximately 22 rigs there in 2007.

     Since the new rigs will be built for optimal performance in Piceance Basin drilling conditions, the company expects to be able to drill more wells per rig in a given time frame.

     A key feature of the new rigs is that they are designed to dramatically reduce both the number and the size of surface locations needed to drill wells. The rigs are designed to drill up to 22 wells — in an underground spoke formation — from a single surface location that is half the size of traditional drilling sites. As a result, much of Williams’ increased drilling activity will not be as visible on the surface.

     “The surface location for these new rigs takes up half the space of a typical rig, yet enables us to drill almost three times the number of wells per pad,” said Ralph Hill, who leads the company’s Exploration & Production business.

     “It’s very important to us to pursue our goals responsibly in a way that respects local interests. We care very much about our long-standing relationships in Garfield and Rio Blanco counties,” Hill said.

     “Locking up these rigs with an established contractor helps increase the safety and efficiency of our operations while sharply increasing production in an environmentally sensitive manner,” Hill added.

     Williams has made provisions to handle transportation of additional production to market via a previously announced contract for up to 350 million cubic feet of daily capacity on a Wyoming Interstate Company pipeline expansion that is scheduled to go into service in early 2006 and via other firm transportation commitments.

About Williams (NYSE:WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. The company also manages a wholesale power business. Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, Southern California and Eastern Seaboard. More information is available at www.williams.com.

Updated Guidance for Exploration & Production

Dollars in millions, except for prices

	2005	2006	2007
Segment profit*	$400 - 475	$480 - 555	$550 - 675
Capital spending**	$530 - 605	$725 - 825	$725 - 875
Production (MMcfe/d)	600 - 700	720 - 820	825 - 925
Hedges (NYMEX Equivalent)

Fixed-Price
Volume (MMcfe/d)	286	298	172
Price (Mcfe)	$4.44	$4.39	$4.20

Collar
Volume (MMcfe/d)	50	50	-
Price (Mcfe)	$7.50-10.49 1Q	$6.50-8.25	-
	$6.75-8.50 2Q-YE

* Pricing for sale of unhedged production volumes in this projection is based on information the company presented during its Feb. 23, 2005, earnings conference call: (NYMEX equivalent) $6.34 per thousand cubic feet equivalent in 2005; $5.96 in 2006; $5.75 in 2007.

** Capital spending includes drilling and other costs for new facilities that support production, such as gathering and processing. Of the increased amounts of capital spending announced today, these are the approximate amounts allocated for additional drilling: $0 in 2005; $115 million in 2006; $200 million in 2007.

Contact:	Kelly Swan Williams (media relations) (918) 573-6932 Richard George Williams (investor relations) (918) 573-3679 Courtney Baugher Williams (investor relations) (918) 573-5768

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.